Bronek Masojada appointed Chair of SiriusPoint

HAMILTON, Bermuda. June 2, 2023 – SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE:SPNT) a global specialty insurer and reinsurer, has announced the appointment of Bronek Masojada as Chair of the Company’s Board of Directors, effective immediately.
Mr Masojada, who joined the board on May 2 this year, is an insurance market veteran with over 30 years’ leadership experience in the industry. Sharon Ludlow, who joined the board in February 2021, and has been interim Chair since May 2022, will continue to serve as a Non-Executive Director. Ms Ludlow also remains Chair of SiriusPoint’s Audit Committee.
Mr Masojada commented: “It is an honor to take on the role of Chair at this pivotal stage of SiriusPoint’s development. The Company has robust foundations, an established platform, and an experienced executive leadership team focused on driving performance and delivering results.
"On behalf of the board and management team I extend the Company’s thanks to Sharon Ludlow. As interim Chair, Sharon has guided the board through a challenging transitional year, led the appointment of a CEO who specializes in transformation and growth, and positioned SiriusPoint for future success. I look forward to continuing to work with Scott and his executive team, and Sharon and our fellow directors, to ensure that performance, stakeholder focus, and value creation remain central to the Company.”
Sharon Ludlow said, “It has been an honor to serve as interim Chair of the SiriusPoint Board. Bronek and Scott have valuable and complementary leadership experience building businesses and teams, and driving strong performance and culture. I look forward to continuing to work with them, my director colleagues, and the executive management team, to support SiriusPoint as the Company enters its next stage of development and growth.”
SiriusPoint recently reported its Q1 2023 results, recording an 80.5% Combined ratio for its Core operations, with Net Income up $358m year on year.
Mr Masojada, who was at global specialist insurer and reinsurer Hiscox for nearly 30 years, retired as Chief Executive of Hiscox Ltd in 2021. He joined Hiscox in 1993 as Group Managing Director, and was appointed Chief Executive in 2000. During his time at Hiscox it grew its revenues from $500 million to almost $5 billion, from a single office in London to 34 across the world and from 200 staff to over 3,000.
Prior to joining Hiscox, Masojada began his career at McKinsey & Company. Currently, he serves as Chair of Placing Platform Limited, the industry utility driving digitization of the London Insurance Market.

About SiriusPoint
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents within our Insurance & Services segment. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information please visit www.siriuspt.com.
Forward-Looking Statements
We make statements in this press release that are forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of general economic conditions and conditions affecting the insurance and reinsurance industry; the adequacy of our reserves; fluctuation in the results of operations; pandemic or other catastrophic event, such as the ongoing COVID-19 outbreak; uncertainty of success in investing in early-stage companies, such as the risk of loss of an initial investment, highly variable returns on investments, delay in receiving return on investment and difficulty in liquidating the investment; the costs, expense and difficulties of the integration of the operations of Third Point Reinsurance Ltd. and Sirius International Insurance Group, Ltd.; our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations; trends in insured and paid losses; regulatory and legal uncertainties; and other risk factors described in SiriusPoint’s Annual Report on Form 10-K for the period ended December 31, 2022. Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other circumstances after the date of this press release.
Contacts
Investor Relations
Dhruv Gahlaut, Head of Investor Relations and Chief Strategy Officer
Dhruv.gahlaut@siriuspt.com
+44 7514 659 918

Media
Sarah Hills, Rein4ce
Sarah.hills@rein4ce.co.uk
+44 7718 882 011